Filed pursuant to Rule 424(b)(3)
File No. 333-81252

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 23, 2002)

$810,750,000

SUPERVALU INC.

Liquid Yield Option™ Notes due 2031
(Zero Coupon-Senior) and Common Stock
Issuable Upon Conversion of the LYONs

This prospectus supplement relates to the resale by the holders of our LYONs and the shares of our common stock issuable upon conversion of the LYONs.

You should read this prospectus supplement no. 2 together with the prospectus supplement no. 1 dated May 10, 2002 and prospectus dated April 23, 2002, which are to be delivered with this prospectus supplement. The terms of the LYONs are set forth in the prospectus.

The table below sets forth additional and updated information concerning beneficial ownership of the LYONs and supplements and amends the table appearing under “Selling Securityholders” beginning on page 34 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling securityholder supersedes the information in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
AFTRA Health Fund	$1,170,000	*	11,282	*
Deephaven Domestic Convertible Trading Ltd.	50,500,000	6.23%	486,991	*
Gaia Offshore Master Fund Ltd. (3)	8,700,000	1.07%	83,897	*
Hamilton Multi-Strategy Master Fund, L.P.	500,000	*	4,821	*
IDEX Transamerica Convertible Securities	240,000	*	2,314	*
KBC Financial Products (Cayman Islands)	16,900,000	2.08%	162,973	*
Lyxor Master Fund (4)	2,400,000	*	23,144	*
Mainstay Convertible Fund	15,990,000	1.97%	154,197	*
Mainstay VP Convertible Portfolio	4,710,000	*	45,420	*
New York Life Insurance Company	24,000,000	2.96%	231,441	*
New York Life Separate Account #7	2,130,000	*	20,540	*

Name	Principal Amount At Maturity of LYONs That May Be Sold	Percentage of LYONs Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Transamerica Insurance Company of California	$10,000,000	1.23%	96,434	*
Transamerica Life Insurance & Annuity Company-Legacy Covert	40,840,000	5.04%	393,836	*
Transamerica Occidental Life Insurance Conv.	9,000,000	1.11%	86,790	*

*	Less than 1%

(1)
Assumes conversion of all of the holder’s LYONs at a conversion rate of 9.6434 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment as described under “Description Of LYONs – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2)
Calculated based on 133,617,695 shares of common stock outstanding as of April 12, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s LYONs, but we did not assume conversion of any other holder’s LYONs.

(3)	In addition to the LYONs included in the table, Gaia Offshore Master Fund Ltd. owns $4,300,000 in principal amount of LYONs, which are convertible into 41,466 shares of our common stock.

(4)	In addition to the LYONs included in the table, Lyxor Master Fund owns $700,000 in principal amount of LYONs, which are convertible into 6,750 shares of our common stock.

Investing in the LYONs involves risks that are described in “Risk Factors Relating to the LYONs” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 23, 2002

™ Trademark of Merrill Lynch & Co., Inc.

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